Exhibit 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

March 22, 2017

Board of Directors
Westbury Bancorp, Inc.
200 South Main Street
West Bend, Wisconsin 53095

Re:	Westbury Bancorp, Inc. 2014 Equity Incentive Plan
Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Westbury Bancorp, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the Westbury Bancorp, Inc. 2014 Equity Incentive Plan (the “Equity Plan”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-8, with respect to the proposed sale by the Company of up to an additional 220,000 shares of Common Stock under the Equity Plan (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted and the award of restricted stock pursuant to the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC